Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-22223, 333-128611 and 333-143517) of our report dated March 15, 2012, relating to our audit of the consolidated financial statements, included in this Annual Report on Form 10-K of Spire Corporation for the years ended December 31, 2011 and December 31, 2010.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts
March 15, 2012